Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele
Senior VP, Corporate Affairs
704-557-4551
Investor Contact:	James E. Harris
Senior VP, Shared Services & CFO
704-557-4582

FOR IMMEDIATE RELEASE	Symbol:	COKE
November 5, 2013	Quoted:	The NASDAQ Stock Market (Global Select Market)

Coca-Cola Bottling Co. Consolidated Reports

Third Quarter and First Nine Months 2013 Results

CHARLOTTE, NC -- Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $16.2 million, or basic net income per share of $1.75, on net sales of $434.5 million for the third quarter of 2013, compared to net income of $10.1 million, or basic net income per share of $1.09, on net sales of $419.9 million for the third quarter of 2012. The results for the third quarter of 2013 included a $0.1 million decrease in income tax expense due to the release of a valuation allowance for certain deferred tax assets, $0.9 million of after-tax gains related to changes in reserves for uncertain tax positions due to lapse of statute of limitations, and a $2.3 million decrease in income tax expense due to recent legislation requiring a change in the blended deferred state income tax rate. The results for the third quarter of 2012 included $0.6 million of after-tax gains ($1.0 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and a $0.4 million increase in income tax expense due to recording a valuation allowance for certain deferred tax assets.

On a comparable basis, the Company earned $12.7 million in the third quarter of 2013, or comparable basic net income per share of $1.38, versus $9.8 million in the third quarter of 2012, or comparable basic net income per share of $1.06.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the third quarters of 2013 and 2012:

	Third Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2013	2012	2013	2012

Reported net income (GAAP)	$16,169	$10,079	$1.75	$1.09

Net gain on commodity hedges, net of tax	-	(629)	-	(0.07)
Valuation allowance for certain deferred tax assets	(94)	399	(0.01)	0.04
Change in reserves for uncertain tax positions due to lapse of statute of limitations	(895)	(217)	(0.10)	(0.02)
Change in deferred state income tax rate due to legislation	(2,261)	-	(0.24)	-
Other income tax changes	(188)	212	(0.02)	0.02

Total	(3,438)	(235)	(0.37)	(0.03)

Comparable net income (a)	$12,731	$9,844	$1.38	$1.06

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the third quarters of 2013 and 2012. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

The Company earned $32.3 million, or basic net income per share of $3.49, on net sales of $1,247.0 million for the first nine months of 2013, compared to net income of $25.4 million, or basic net income per share of $2.75, on net sales of $1,227.7 million for the first nine months of 2012. The results for the first nine months of 2013 included $0.3 million of after-tax losses ($0.5 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges, $0.9 million of after-tax gains related to changes in reserves for uncertain tax positions due to lapse of statute of limitations, a $0.4 million decrease to tax expense due to certain favorable tax items associated with the American Taxpayer Relief Act (H.R.8) enacted on January 2, 2013, and a $2.3 million decrease in income tax expense due to recent legislation requiring a change in the blended deferred state income tax rate. The results for the first nine months of 2012 included $0.6 million of after-tax gains ($1.0 million on a pre-tax basis) due to mark-to-market adjustments on commodity hedges and a $1.7 million net increase in income tax expense due to recording a valuation allowance for certain deferred tax assets, changes in reserves for uncertain tax positions and other income tax changes.

On a comparable basis, the Company earned $28.8 million in the first nine months of 2013, or comparable basic net income per share of $3.11, versus $26.4 million in the first nine months of 2012, or comparable basic net income per share of $2.87. The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first nine months of 2013 and 2012:

	First Nine Months
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2013	2012	2013	2012

Reported net income (GAAP)	$32,260	$25,391	$3.49	$2.75

Net (gain) loss on commodity hedges, net of tax	304	(629)	0.03	(0.07)
Valuation allowance for certain deferred tax assets	(1)	1,172	-	0.13
Change in reserves for uncertain tax positions due to lapse of statute of limitations	(895)	(217)	(0.10)	(0.02)
Benefit associated with the American Taxpayer Relief Act	(374)	-	(0.04)	-
Change in deferred state income tax rate due to legislation	(2,261)	-	(0.24)	-
Other income tax changes	(250)	711	(0.03)	0.08

Total	(3,477)	1,037	(0.38)	0.12

Comparable net income (a)	$28,783	$26,428	$3.11	$2.87

(a) This non-GAAP financial information is provided to allow investors to more clearly evaluate operating performance and business trends for the first nine months of 2013 and 2012. Management uses this information to review results excluding items that are not necessarily indicative of ongoing results.

J. Frank Harrison, III, Chairman and CEO, said, “We are pleased to report strong third quarter results driven by growth in both volume and pricing. After a challenging first half of 2013, we saw a return of more normal weather patterns during the third quarter which helped drive revenue growth of 3.5% and earnings per share growth, on a comparable basis, of 30% in the third quarter. The growth in earnings per share continued to be driven by lower interest expense, a benefit of our long-term debt reduction strategy. We are maintaining our long-term focus on growing our business and investing in the brands we sell and the communities we serve. Our work on acquiring new territory is continuing and we are excited about the possibility of increasing the opportunities for territory growth in our Coca-Cola franchise.”

Hank Flint, President and COO, added, “Our third quarter results reflect a more favorable selling environment than we experienced during the first half of 2013. The increase in revenue and favorable trends in pricing on key raw materials drove stronger gross margin growth. The gross margin growth, combined with an intense focus on controlling operating costs, led to an increase in operating income of 10% over the third quarter of 2012. We are focused on continuing to drive top-line growth while driving efficiency throughout our operations to grow earnings for the remainder of 2013. We are grateful to our employees for their extraordinary efforts to deliver 2013 results while growing our longer term business opportunities.”

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding our long-term focus on growing our business and investing in the brands we sell and the communities we serve; our continuing work on acquiring new territory and the possibility of increasing opportunities for territory growth in our Coca-Cola franchise; and continuing to drive top-line growth while driving efficiency throughout our operations to grow earnings for the remainder of 2013.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 30, 2012 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Third Quarter		First Nine Months
	2013	2012	2013	2012

Net sales	$434,464	$419,855	$1,246,994	$1,227,733

Cost of sales	258,352	248,927	746,868	727,798

Gross margin	176,112	170,928	500,126	499,935
Selling, delivery and administrative expenses	145,912	143,490	427,539	425,315

Income from operations	30,200	27,438	72,587	74,620
Interest expense, net	7,361	9,033	22,149	27,183

Income before income taxes	22,839	18,405	50,438	47,437
Income taxes	4,756	7,191	14,550	19,228

Net income	18,083	11,214	35,888	28,209
Less: Net income attributable to noncontrolling interest	1,914	1,135	3,628	2,818

Net income attributable to Coca-Cola Bottling Co. Consolidated	$16,169	$10,079	$32,260	$25,391

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.75	$1.09	$3.49	$2.75

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$1.75	$1.09	$3.49	$2.75

Weighted average number of Class B Common Stock shares outstanding	2,109	2,089	2,104	2,084

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$1.74	$1.09	$3.47	$2.74

Weighted average number of Common Stock shares outstanding – assuming dilution	9,290	9,270	9,285	9,265

Class B Common Stock	$1.74	$1.08	$3.46	$2.73

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,149	2,129	2,144	2,124